SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     Form 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 033-03657

             Glenborough Partners, a California Limited Partnership
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    400 South El Camino Real, Suite 1100, San Mateo, CA 94402, (650) 343-9300
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                     Units of Limited Partnership Interests
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ X ]                      Rule 12h-3(b)(1)(ii)   [  ]
Rule 12g-4(a)(1)(ii) [   ]                      Rule 12h-3(b)(2)(i)    [  ]
Rule 12g-4(a)(2)(i)  [   ]                      Rule 12h-3(b)(2)(ii)   [  ]
Rule 12g-4(a)(2)(ii) [   ]                      Rule 15d-6             [  ]
Rule 12h-3(b)(1)(i)  [   ]
                     Approximate number of holders of record
                   as of the certification or notice date: 289

      Pursuant to the requirements of the Securities Exchange Act of 1934, Glenborough Partners, a California Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 31, 1999            By:   /s/ Robert Batinovich
       --------------                  ---------------------
                                       ROBERT BATINOVICH,
                                       General Partner, a California
                                       Limited Partnership

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.